UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2014

Knowles Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36102	90-1002689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1151 Maplewood Drive
Itasca, Illinois	60143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 630-250-5100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2014, Knowles Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) among the Company, Knowles Luxembourg International S.à r.l. and certain other subsidiaries of the Company, as borrowers, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”), comprised of a $350 million five-year senior secured revolving credit facility and a $300 million five-year senior secured term loan facility. The Amended and Restated Credit Agreement amends and restates the Credit Agreement (the “Original Credit Agreement”) dated January 27, 2014 among the Company and certain subsidiaries of the Company, as borrowers, the lenders named therein and the Agent.

The Amended and Restated Credit Agreement, among other things (i) increased the amount of the revolving credit facility in the Original Credit Agreement to $350 million from $200 million, (ii) increased the amount of the letter of credit subfacility in the Original Credit Agreement to $50 million from $25 million, (iii) eliminated the swing line subfacility in the amount of up to $35 million in the Original Credit Agreement and (iv) reduced to $100 million from $250 million the amount of additional incremental revolving or term loans in the Original Credit Agreement.

As of December 31, 2014, the Company had $100 million of borrowings outstanding under the revolving credit facility and $300 million of borrowings outstanding under the term loan facility. Borrowings under the term loan facility and initial borrowings under the revolving credit facility were used to fund a cash payment to the Company’s former parent company in connection with its spin-off on February 28, 2014. Borrowings under the revolving credit facility may be used for working capital and other general corporate purposes, including share repurchases. Up to $100 million of the revolving credit facility is available for borrowings in euros, British pounds sterling and other currencies requested by the Company and agreed to by the lenders.

Loans outstanding under the term facility will mature on January 27, 2019, and will amortize in equal quarterly installments in annual amounts (expressed as percentages of the loans made under the term facility on the initial funding date of the term facility on February 28, 2014) as set forth below, with the remaining balance due on the final maturity date for the term facility.

Year	Per Annum Amount
1	0.0%
2	5.0%
3	10.0%
4	10.0%
5	10.0%

The Company has the right to prepay borrowings under the facilities and to reduce the unutilized portion of the revolving credit facility, in each case, at any time without premium or penalty. The Company is required to prepay borrowings under the term facility with 100% of the net cash proceeds of sales or dispositions of assets or other property (including, among others, the proceeds of issuances of equity interests by subsidiaries), subject to certain reinvestment rights and other exceptions. The interest rates under the facilities are variable based on LIBOR or an alternate base rate at the time of the borrowing and the Company’s leverage as measured by a consolidated total indebtedness to consolidated EBITDA ratio. As of December 31, 2014, the interest rate under the facilities was 1.91%. A commitment fee will accrue on the average daily unused portion of the revolving facility at the rate of 0.2% to 0.4%, depending on the Company’s leverage ratio. As of December 31, 2014, the commitment fee was 0.3%.

The facilities contain customary covenants, which include, among others, limitations or restrictions on the incurrence of indebtedness, the incurrence of liens and entry into sales and leaseback transactions, mergers, transfers of all or substantially all assets, transactions with affiliates and certain transactions limiting the ability of subsidiaries to pay dividends, in each case, subject to certain exceptions. The facilities also include a requirement, to be tested quarterly, that the Company maintains both (i) a minimum ratio of consolidated EBITDA to consolidated interest expense of 3.25 to 1.0 and (ii) a maximum ratio of consolidated total indebtedness to consolidated EBITDA of 3.25 to 1.0. These ratios are calculated in the manner specified in the Amended and Restated Credit Agreement. The facilities include customary events of defaults.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, which is attached as Exhibit 10.1 hereto and is hereby incorporated into this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information relating to the Amended and Restated Credit Agreement contained in and incorporated into Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated December 31, 2014, among Knowles Corporation, Knowles Luxembourg International S.à r.l. and certain other subsidiaries of Knowles Corporation, as borrowers, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNOWLES CORPORATION
Date: January 6, 2015
	By:	/s/ Thomas G. Jackson
Thomas G. Jackson
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated December 31, 2014, among Knowles Corporation, Knowles Luxembourg International S.à r.l. and certain other subsidiaries of Knowles Corporation, as borrowers, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent

4